UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 13, 2008
Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2902 Corporate Place
Chanhassen, Minnesota	55317

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 947-0000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The disclosure set forth in Item 2.03 below is incorporated in this Item 1.01 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 13, 2008, LTF Real Estate VRDN I, LLC (the “Borrower”), a subsidiary of Life Time Fitness, Inc. (the “Company”), issued variable rate demand notes in the principal amount of $34,235,000 (the “Notes”). The Notes were issued under an Indenture of Trust dated as of June 1, 2008 between the Borrower and Manufacturers and Traders Trust Company, as trustee (the “Trustee”). The proceeds will be used to provide permanent financing for the Company’s corporate headquarters in Chanhassen, Minnesota and a fitness center in Overland Park, Kansas (the “Properties”).
The Notes mature on July 1, 2033; however, the Borrower has agreed to make certain scheduled optional redemption payments to the Trustee, which payments may be applied from time to time to optionally redeem a portion of the Notes prior to maturity. The interest rate applicable to the Notes is a variable rate that is adjusted weekly by the remarketing agent, and interest payments are due on the first business day of each month. At the option of the Borrower, the Notes may be converted to a fixed interest rate. The initial interest rate is 2.38%.
The principal and interest due on the Notes is paid by periodic draws on an irrevocable, direct pay letter of credit issued by General Electric Capital Corporation (“GECC”) in the amount of $35,090,875 (the “Letter of Credit”) for the account of the Borrower. Under a Reimbursement Agreement dated as of June 1, 2008 between GECC and the Borrower, the Borrower agrees to reimburse GECC for each draw made on the Letter of Credit. The Letter of Credit expires on June 1, 2023, and the Borrower will be required to obtain an extension of the Letter of Credit or a replacement letter of credit prior to such expiration as long as the Notes are outstanding. The Borrower also pays an annual fee of 1.40% of the maximum amount available under the Letter of Credit, payable semi-annually in advance commencing June 1, 2009 (the annual fee for the period from June 13, 2008 to May 31, 2008 was paid at closing), and certain drawing and remarketing fees.
The Borrower’s obligations under the Reimbursement Agreement will be funded through rent payments from LTF Club Operations Company, Inc., a subsidiary of the Company (the “Lessee”), that are made to the Borrower under leases for each of the Properties. The Borrower’s obligations under the leases are guaranteed by the Company pursuant to the terms of a Lease Guaranty dated as of June 1, 2008 (the “Guaranty”). The obligations of the Borrower are secured by a Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filings dated as of June 1, 2008 recorded against each of the Properties (the “Security Instruments”). The Lessee and the Borrower executed a Subordination, Attornment and Lessee-Lessor Estoppel Agreement dated as of June 1, 2008 for each of the Properties to confirm certain matters and to subordinate the respective lease and the Lessee’s interest in the respective Property to the lien in the respective Security Instrument.
In the event of the Borrower’s failure to make any payment when due under the Reimbursement Agreement, the Borrower’s failure to comply with certain covenants, the voluntary or involuntary bankruptcy of the Borrower, the Lessee or the Company, certain changes of control of the Borrower or Lessee, or the occurrence of certain other events, and the expiration of any applicable cure or grace period (each an “Event of Default” as defined in the Reimbursement Agreement and the Guaranty), GECC may, among other things, accelerate the reimbursement obligations of the Borrower, forcing a draw on the Letter of Credit for up to the full amount of the Letter of Credit, and, if not paid when due, exercise all rights and remedies available to it under the Security Instruments and related agreements, including foreclosure of its liens on the Properties.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.
Date: June 17, 2008	By	/s/ Eric J. Buss
Eric J. Buss
Executive Vice President, General Counsel and Secretary